As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYONIER INC.

(Exact name of registrant as specified in its charter)

North Carolina	13-2607329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Rayonier Way

Wildlight, FL 32097

(Address of Principal Executive Offices Including Zip Code)

PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan

PotlatchDeltic Corporation 2014 Long-Term Incentive Plan

PotlatchDeltic Corporation 2005 Stock Incentive Plan

PotlatchDeltic Corporation Amended and Restated Deferred Compensation Plan for Directors II

PotlatchDeltic Corporation Amended and Restated Management Deferred Compensation Plan

(Full title of the plans)

Mark R. Bridwell

Executive Vice President, General Counsel and Corporate Secretary

1 Rayonier Way

Wildlight, FL 32097

(904) 357-9100

(Name, address and telephone number, including area code, of agent for service)

With copies to:

David K. Lam, Esq.

Kyle M. Diamond, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

RAYONIER INC.

REGISTRATION STATEMENT ON FORM S-8

Rayonier Inc. (the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 relating to shares of the Company’s common shares, without par value (the “Common Shares”), that may be issued pursuant to equity awards outstanding under the PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan (the “2019 Plan”), the PotlatchDeltic Corporation Long-Term Incentive Plan (the “2014 Plan”), and the PotlatchDeltic Corporation 2005 Stock Incentive Plan (the “2005 Plan”), and obligations in respect of compensation currently deferred under the PotlatchDeltic Corporation Amended and Restated Deferred Compensation Plan for Directors II (the “Director Deferred Compensation Plan”) and the PotlatchDeltic Corporation Amended and Restated Management Deferred Compensation Plan (the “Management Deferred Compensation Plan”, and together with the 2019 Plan, 2014 Plan, 2005 Plan and Director Deferred Compensation Plan, the “Plans”).

On October 13, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PotlatchDeltic Corporation (“PotlatchDeltic”) and Redwood Merger Sub, LLC. On January 30, 2026, the Company completed the transactions contemplated by the Merger Agreement.

In connection with and upon the consummation of the transactions contemplated by the Merger Agreement and in accordance with the Merger Agreement, the Plans were assumed by the Registrant. This Registration Statement is being filed by the Company to register 2,144,381 shares of Common Shares, 2,057,436 of which may be issued upon the settlement of restricted stock units and performance share awards (and the dividend equivalents that may accrue thereon) under the 2019 Plan, 78,432 and 8,513 of which may be issued upon the settlement of restricted stock units (and the dividend equivalents that may accrue thereon) under the 2014 Plan and the 2005 Plan, respectively, and securities representing obligations (the “Obligations”) of the Company to pay deferred compensation of $1,000,000 and $200,000 in the future according to the terms of the Director Deferred Compensation Plan and Management Deferred Compensation Plan (pursuant to the Management Performance Award Plan II sub-plan) as in effect on the date of this Registration Statement, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, Rayonier Inc., 1 Rayonier Way, Wildlight, Florida 32097, (904) 357-9100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 21, 2025;

2.

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December  31, 2024, from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 2, 2025;

3.

The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the Commission on May  2, 2025, August  8, 2025 and November 7, 2025 respectively;

4.

The Company’s Current Reports on Form 8-K filed with the SEC on March 10, 2025, May 15, 2025, June 30, 2025, August 20, 2025, October 14, 2025, November 21, 2025, December 10, 2025, January  16, 2026, January 27, 2026 (as amended on January  28, 2026) and February 2, 2026; and

5.

The description of the Company’s Common Shares, no par value, contained in Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020, filed on February 22, 2021, together with any amendment or report filed for the purpose of updating such description.

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders as described above and is not incorporating by reference (i) any document or information deemed to be furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, the Company may file or furnish with the Commission, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

(a) Common Shares. Not applicable.

(b) Deferred Compensation Obligations.

The securities being registered pursuant to the Director Deferred Compensation Plan and the Management Deferred Compensation Plan represent the Obligations of the Registrant to pay deferred compensation in the future according to the terms of these plans.

Specifically, under the Director Deferred Compensation Plan, members of the Registrant’s board of directors who are not employees of the Registrant or any of its subsidiaries have deferred, or have elected to defer, some or all of their cash retainer fees into either of two accounts: an interest bearing account or a stock unit account. The amount deferred, or to be deferred, by each participant in the Director Deferred Compensation Plan shall be determined in accordance with the Director Deferred Compensation Plan based on the participant’s elections. Amounts credited to participants’ interest accounts will be credited with quarterly interest equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the first month of the calendar quarter. Amounts credited to a participant’s stock account will be credited with Dividend Equivalents (as that term is defined in the Plan).

Under the Management Deferred Compensation Plan, participants had the option to make an irrevocable election to defer a percentage of their compensation earned during the following year before the beginning of each such year, under the Management Performance Award Plan II (which is a sub-plan of the Management Deferred Compensation Plan). The Obligations under the Management Deferred Compensation Plan are payable upon a participant’s termination of employment, death or on the date(s) selected by a participant in accordance with the terms of the Management Deferred Compensation Plan, and are denominated and payable in cash. The Registrant may also make a distribution upon an unforeseeable emergency with respect to a participant in accordance with Management Deferred Compensation Plan provisions.

The Obligations are general unsecured obligations of the Registrant that are subject to the claims of its general creditors and rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. With respect to their account balances under the Director Deferred Compensation Plan and the Management Deferred Compensation Plan, participants and their beneficiaries will be unsecured general creditors of the Registrant. The Director Deferred Compensation Plan and the Management Deferred Compensation Plan and are considered entirely unfunded for tax purposes. There is no trading market for the Obligations.

Except as set forth in the Director Deferred Compensation Plan and the Management Deferred Compensation Plan, with respect to the designation of beneficiaries, neither a participant nor any other person will have the right to assign either by voluntary or involuntary assignment or by operation of law, the Director Deferred Compensation Plan and the Management Deferred Compensation Plan.

The Registrant reserves the right to amend or terminate the Director Deferred Compensation Plan and the Management Deferred Compensation Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Director Deferred Compensation Plan and the Management Deferred Compensation Plan will remain in effect until terminated. It is currently anticipated that the Registrant will not permit future deferral elections under the Director Deferred Compensation Plan or the Management Performance Award Plan II following the date hereof.

The summary and description above does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Director Deferred Compensation Plan and the Management Deferred Compensation Plan, copies of which is filed as Exhibits 4.6 and 4.7 to this Registration Statement, respectively.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”) contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the NCBCA provides that (1) a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his or her defense of any proceeding to which he or she was a party because of his or her status as such against reasonable expenses incurred by him or her in connection with the proceeding, except to the extent limited or eliminated in the corporation’s articles of incorporation, and (2) a corporation may, but is not required to, indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined that the director or officer meets certain standards of conduct, provided, however, when a director or officer is adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her in connection with any other proceeding, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification in certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

The Registrant’s articles of incorporation obligate the Registrant, to the fullest extent permitted from time to time by law, to indemnify its directors and officers against all liabilities and expenses (including reasonable attorney’s fees) incurred in connection with any suit or proceeding, including a derivative suit, arising out of their status or activities as directors or officers, unless the actions taken by the person to be indemnified were at the time taken known or believed by him or her to be clearly in conflict with the best interests of the Registrant. This right to indemnification includes the right of a director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount. The Registrant’s articles of incorporation also provide that, to the fullest extent from time to time permitted by law, a director shall not be personally liable for monetary damages for breach of any duty as a director.

Reference is made to Article VI and Article VII of the Registrant’s Amended and Restated Articles of Incorporation included or incorporated by reference as an exhibit to this Registration Statement.

The Registrant has in effect insurance policies indemnifying its directors and officers and those of its subsidiaries against civil liabilities of such directors and officers.

In addition, the Registrant has indemnification agreements in effect between it and each of its directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Rayonier, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 23, 2012).

4.2	Bylaws of Rayonier, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 2, 2026).

4.3*	PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan

4.4*	PotlatchDeltic Corporation 2014 Long-Term Incentive Plan

4.5*	PotlatchDeltic Corporation 2005 Stock Incentive Plan

4.6*	PotlatchDeltic Corporation Deferred Compensation Plan for Directors II

4.7*	PotlatchDeltic Corporation Management Deferred Compensation Plan

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wildlight, State of Florida, on this 2nd day of February, 2026.

Rayonier, Inc.

By:	/s/ Mark D. McHugh
Name:	Mark D. McHugh
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Mark D. McHugh, Wayne Wasecheck and Mark R. Bridwell, and each of them severally, as his or her attorney-in-fact to date and file with the Securities and Exchange Commission this Registration Statement on Form S-8, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date
/s/ Mark D. McHugh	Director and Chief Executive Officer (Principal Executive Officer)	February 2, 2026
Mark D. McHugh

/s/ Wayne Wasechek	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 2, 2026
Wayne Wasechek

/s/ April J. Tice	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 2, 2026
April J. Tice

/s/ Eric J. Cremers	Director and Executive Chairman of Board	February 2, 2026
Eric J. Cremers

/s/ Keith E. Bass	Director	February 2, 2026
Keith E. Bass

/s/ Linda M. Breard	Director	February 2, 2026
Linda M. Breard

/s/ Michael J. Covey	Director	February 2, 2026
Michael J. Covey

/s/ Gregg A. Gonsalves	Director	February 2, 2026
Gregg A. Gonsalves

/s/ Scott R. Jones	Director	February 2, 2026
Scott R. Jones

/s/ D. Mark Leland	Director	February 2, 2026
D. Mark Leland

/s/ Ann C. Nelson	Director	February 2, 2026
Ann C. Nelson

/s/ Lenore M. Sullivan	Director	February 2, 2026
Lenore M. Sullivan